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Exhibit (a)(10)

IMMEDIATE

JOHN PRATT, CONVERGYS PUBLIC RELATIONS
513-723-3333 OR 888-284-9900
john.pratt@convergys.com

CHRIS PERRY, EDELMAN WORLDWIDE
312-240-2688 or cperry@edelman.com

                        CONVERGYS CORPORATION CONCLUDES
                     TENDER OFFER FOR WIZTEC SOLUTIONS LTD.

(CINCINNATI; August 4, 1999) -- Convergys Corporation (NYSE: CVG) announced today it has completed its tender offer to purchase shares of Wiztec Solutions Ltd., (NASDAQ: WIZTF), common stock for $25.00 per share net to seller in cash. The tender offer expired at midnight, Eastern Daylight Time, on Friday, July 30, 1999.

Based on its preliminary tabulation, the depositary for the offer informed Convergys that 2,275,824 shares of Wiztec stock were tendered pursuant to the tender offer, including 35,496 ordinary shares subject to guarantees of delivery. Convergys accepted for payment all shares properly tendered prior to the expiration of the offer. Convergys now owns approximately 93% of Wiztec shares.

It is expected that payment for shares accepted pursuant to the offer will be made on Thursday, August 5, 1999. The tender offer was made through Convergys' wholly-owned subsidiary, Convergys Israel Investments Ltd.

The Information Agent was Georgeson & Company, Inc., and the Depository Bank was The Bank of New York.

ABOUT CONVERGYS

Convergys Corporation(SM) is the global leader in providing outsourced, integrated, customer care and billing services, bringing together world-class resources and expertise to help clients transform customer relationships into a competitive advantage.

Convergys software produces more than one million bills each day, and Convergys call centers handle more than one million calls each day.

Convergys serves the top companies in a wide range of industries, including communications, technology, cable and broadband services, consumer products, financial services, utilities, healthcare, hospitality, and direct response. Headquartered in Cincinnati, Ohio, Convergys employs over 33,000 people in its 32 call centers, and in its data centers and other offices in the United States, Canada, and Europe. Convergys is on the web at www.convergys.com Convergys is pronounced: kun VER jis Convergys and the Convergys logo are service marks of Convergys Corporation.